UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023 (May 11, 2023)

BiomX Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38762	82-3364020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Einstein St., Floor 4 Ness Ziona, Israel	7414003
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +972 723942377

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value, and one Warrant entitling the holder to receive one half share of Common Stock	PHGE.U	NYSE American
Shares of Common Stock, $0.0001 par value	PHGE	NYSE American
Warrants, each exercisable for one-half of a share of common stock, $0.0001 par value, at an exercise price of $11.50 per share	PHGE.WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02 Results of Operations and Financial Condition.

On May 15, 2023, BiomX Inc. (the “Company”) issued a press release announcing its financial results for the first quarter ended March 31, 2023. A copy of the press release issued in connection with the announcement is furnished pursuant to Item 2.02 as Exhibit 99.1 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 11, 2023, the Board of Directors of the Company (the “Board”), pursuant to a recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), appointed each of Jason M. Marks and Michael E. Dambach to serve as Class II Directors of the Company, with terms expiring at the Company’s 2025 annual meeting of stockholders, in order to fill two of the three existing vacancies on the Board. In addition, Mr. Marks was appointed to the Compensation Committee of the Board and Mr. Dambach was appointed to the Audit Committee of the Board. Furthermore, Mr. Alan Moses was appointed to the Nominating Committee.

Mr. Marks, age 47, most recently held the position of Executive Vice President, Chief Legal and Compliance Officer & Corporate Secretary, and then as Senior Advisor, of Amarin Corporation plc (“Amarin”), a global pharmaceutical company focused on cardiovascular disease, where he worked from August 2021 to March 2023. Prior to Amarin, Mr. Marks served as Chief Legal Officer and Head of Corporate Development at TerrAscend Corp. (“TerrAscend”), a publicly traded company where he also acted as head of compliance and corporate secretary from August 2020 to August 2021. Prior to his role at TerrAscend, Mr. Marks was Chief Legal Officer, General Counsel and Corporate Secretary of InflaRx N.V., a publicly traded biotechnology company headquartered in Germany, where he also had responsibility for compliance and U.S. operations, from January 2019 to August 2020. Prior to that, from November 2016 to December 2018, Mr. Marks held roles including, Senior Vice President, Head of Legal Branded Rx (Salix) and Global Litigation and Government Investigations at Bausch Health Companies Inc., a multinational publicly traded pharmaceutical company. Mr. Marks has also held senior roles at Novartis’s Alcon division, from June 2012 to November 2016, including as head of legal for North America and Global Litigation & Government Investigations, leading functions including Global Trade Compliance, Global Legal HR and Global Records Management, and at Stryker Corporation, between 2008 and 2012, in Europe and the United States. He started his legal career in 2001 in private practice in Chicago, Illinois. Mr. Marks received a J.D. with honors from the George Washington University Law School and an A.B. in History from the University of Chicago.

Mr. Dambach, age 56, is the Vice President and Treasurer of Biogen Inc., a biotechnology company (“Biogen”), a position he has held since 2010. Mr. Dambach also served as the Assistant Treasurer of Biogen from August 2007 to October 2010. Prior to joining Biogen, Mr. Dambach served as the acting Treasurer for Thermo Fisher Scientific Inc., a laboratory supply and biotechnology company, from May 2006 to August 2007 and Assistant Treasurer at Fisher Scientific International Inc. from October 2004 to May 2006. Prior to that, Mr. Dambach served as Senior Vice President of FleetBoston Financial Corporation, an international bank, from 1999 to May 2004, as well as Senior Trader and other positions at BankBoston from 1994 to 1999. Mr. Dambach has been a Chartered Financial Analyst for over 20 years. Mr. Dambach currently serves on the Board of Biomedical Science Careers Program. Mr. Dambach received an MBA, with honors, from Boston University and a B.S. in business administration from the University of New Hampshire.

There is no arrangement or understanding between Mr. Marks or Mr. Dambach and any other person pursuant to which Mr. Marks or Mr. Dambach, respectively, was selected as a Director. There are no transactions, relationships or agreements between Mr. Marks or Mr. Dambach and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

The Board concluded that each of Mr. Marks and Mr. Dambach is qualified to serve as a Director and is independent under the rules of the NYSE American LLC. For their service as Directors, Mr. Marks and Mr. Dambach will be entitled to the compensation the Company generally provides to its Directors, with the annual cash fees prorated.

In connection with their appointments, the Company entered into an indemnification agreement with each of Mr. Marks and Mr. Dambach, effective as of May 11, 2023, on substantially the same terms as the agreements previously entered between the Company and each of its other Directors. The form of indemnification agreement entered into between the Company and its Directors is filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed on May 15, 2023, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release dated May 15, 2023 (furnished herewith)
104	Cover Page Interactive Data File (embedded within the Inline XBRL documents)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMX INC.

May 15, 2023	By:	/s/ Jonathan Solomon
		Name:	Jonathan Solomon
		Title:	Chief Executive Officer

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